Exhibit 107

Calculation of Filing Fee Table

Form S-1

Peak Resources LP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Class A Common Units representing limited partnership interests	457(a)	5,405,000	$15	$81,075,000.00	0.00015310	$12,412.58
	Total Offering Amounts					$81,075,000.00		$12,412.58
	Total Fees Previously Paid							$12,730.50(4)
	Total Fee Offsets							—
	Net Fee Due							—

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). Includes Class A Common Units which may be issued upon exercise of a 30-day option granted to the Representative to cover over-allotments, if any.

(2)

The proposed maximum offering price of $15.00 per Class A Common Unit is the high point of the range of the initial public offering price of the Class A Common Units, which is between $13.00 and $15.00 per Class A Common Unit.

(3)	Calculated pursuant to Rule 457(a) under the Securities Act based on an estimate of the proposed maximum aggregate offering price of the Class A Common Units to be sold by the Registrant.
(4)	The excess fee paid in the amount of $317.92 will be carried forward to the Registrant’s subsequent registration statements.